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                                                                    EXHIBIT 99.2

Transcript of Conference Call


                                  HAIGHTS CROSS

                                 March 23, 2004
                                  3:00 p.m. CST



Moderator       Ladies and gentlemen, thank you for standing by. Welcome to the
                2003 Year-End Earnings conference call. At this time, all lines are in a listen-only mode. Later, there will be an opportunity for questions; instructions will be given at that time. As a reminder, this conference is being recorded. I would now like to turn the conference over to our host, Chairman and CEO, Peter
                Quandt. Please go ahead, sir.

P. Quandt       Thank you, Cathy. Good afternoon, everyone. Welcome to the
                Haights Cross Communications Year-End Earnings Release conference call. Also, in attendance with me is Paul Crecca, our CFO. Before Paul reviews the specifics of our financial results, I would like to spend a moment commenting on the current educational library market and the competitive conditions. I will then briefly review several business highlights before turning the meeting over to Paul.

                As you know, the sluggish U.S. economy in the 2001 to 2003 periods

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                resulted in significant declines in state and local tax
                revenues, from which 93% of public school budgets are derived and virtually all library funding comes from. Fiscal 2003 was reportedly the toughest year for state tax receipts since World War II, and more than half of the states have reported reduced spending on education for 2003.

                In addition, federal funding from the No Child Left Behind Act has been slow to make its way into schools. As the new school fiscal year takes effect this past summer, school officials have been cautioned about spending in all areas, including new instructional materials and the library collections. It's worth noting that only about one percent of the total budget for K-12 education is spent on both basal and supplemental instructional products.

                Nonetheless, while the market is challenging, we've been hearing from our reps that most feel the worst is over and budgets have stabilized. The Association of American Publishers ELHI publishing report, which is basically our industry's association, reports that sales for 2003 were up 2% versus a decline of 5% in 2002. For the library market, there is no industry-tracking organization, but Library Journal released a survey in February of this year, which reported that 33% of the libraries reported decreases in spendings in 2003, 36% stayed basically the same, and 31% increased their spending.

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    In our Educational Publishing Group, which is made up of Sundance/Newbridge,
Triumph and Oakstone, we saw a sales increase of approximately 6.5% last year, well ahead of the industry average of 2%. Growth is being driven by the success of our Triumph Learning test prep line, which is closely tied to the No Child Left Behind themes of accountability and assessment, and our Sundance/Newbridge lines of guided reading and intervention programs.

                Sales at Triumph were up 16% last year, although Sundance/Newbridge were up 5%. For the year, sales at Oakstone, our continuing medical education business, were down about 0.5%. We had many achievements at Triumph over the last year, including the release of a new line of software that's been very enthusiastically received by the market and the new line of skill-based books.

                At Sundance/Newbridge, we completed the consolidation of all warehousing and customer service operation of the Haights Cross book business into a modern and efficient facility. We also successfully launched a major new reading series at Sundance, Reading PowerWorks, and we received several very large orders in 2003 at both companies.

                At Oakstone, we launched four new programs. We continued to build our in-house direct sales capability; the first time since 9/11, we experienced very strong direct mail response.

                At our Library Group, which is made up of Recorded Books and Chelsea House, sales declined 8%. Sales for Recorded Books as a whole declined

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                about 6.5%. This decline occurred in our non-core consumer businesses - that is sales to trade bookstores and truck stops. Sales in our core businesses, our school and library business, actually increased about 8%. Paul will talk more about this in a few minutes, but consumer sales at Recorded Books were soft last year for two primary reasons: We had a best seller in 2002, Tolkien's Lord of the Rings Trilogy; this was not repeated in 2003. We lost the pilot chain at our audio adventures truck stop business.

    To spur growth in these challenging times, Recorded Books expanded its offerings to include new lines, launched many new lines, including the Modern Scholar audio college courses, large-print books, and the Film Movement DVDs. In addition, we have conducted a research, which convincingly shows the efficacy of using our products to improve reading fluency with students. This research should allow us to sell our Recorded Books product much more effectively in schools.

    Our smallest operating unit, Chelsea House, our children's and young adults school library publisher, have a very difficult year in 2003. Sales fell about 15%. Libraries have extremely limited budgets and are buying fewer titles. Moreover, they are focusing on front-list titles, that is new titles less than a year-old, and buying fewer of our older or backlist titles.

    As with our other businesses, Chelsea House relies heavily on solid backlist sales to achieve growth, and its weakness in backlist sales really hurt this business. In addition, we are expanding our sales force at both Recorded Books and Chelsea House to deepen penetration in high-opportunity geographies to capture additional share in a tight and competitive markets.

    In summary, while the current budget situation impeded growth in 2003 will make for a flat year in 2004, we expect the market to pick up thereafter, and the long-term fundamentals of Haights Cross will be very strong and bode well for the company. With this, I'm going to turn you over to Paul Crecca.

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P. Crecca       Thanks, Peter. Good afternoon, everyone. I'll be discussing
                Haights Cross' financial performance for the fourth quarter in full year ended December 31, 2003. My comments are going to focus on our continuing operations, unless otherwise noted.

                For the fourth quarter of 2003, revenue of $37.7 million was down just 0.7% from last year. Sundance and Newbridge, our K-12 supplemental educational publisher, achieved fourth quarter revenue of $7 million, which was up one percent from last year. Triumph Learning, our state-specific test prep business, had revenue of $7.1 million for the fourth quarter, representing 17% growth, compared to the prior year, attributable to strong performances in Mississippi and Louisiana, two new states for Triumph, as well as in New Jersey, South Carolina and Kentucky.

                Fourth quarter revenue for Oakstone of $6 million was up $1.2 million or 24% over the prior year, resulting from the December release of MKSAP 13, Oakstone's largest single product, which is published only every three years, or a new edition is published only every three years. Recorded Books had revenue in the fourth quarter of $14.9 million, which was down $1.7 million to last year, or approximately 10%. Revenue from Recorded Books' consumer retail channel representing sales through Barnes & Noble and similar outlets, was down $2 million in the quarter, reflecting generally soft consumer spending, as well as the strong fourth quarter 2002

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                performance of our Lord of the Rings Trilogy audio book trilogy, which Peter mentioned.

                Also, in our audio adventures business, which rents audio books through interstate highway truck stops, reported a $400,000 revenue decline in the fourth quarter, reflecting soft economic conditions and the loss in early 2003 of the pilot chain, representing about 200 retail outlets of the 670 in the chain, or in the entire audio adventures business. We have replaced the lost centers in 2003 and they are online and beginning to generate sales, but it is unclear at this point, whether they will ever reach the level of sales that the outlooks that we lost had it had previously achieved.

    The softness in the Recorded Books retail channels, however, was partially offset by 9% growth in the fourth quarter for Recorded Books' core library channel, which remained very strong in the soft library market. Chelsea House for the fourth quarter, revenue of $2.7 million was down 24%, really reflecting a very depressed library market for traditional library products.

    Operating income for the fourth quarter 2003 of $6.9 million was down 0.8% versus the prior year. This reflects EBITDA, which I'll discuss in more detail in a moment, which was up about $940,000 or 10%, offset by about $1 million of higher amortization of new product prepublication investments - again, amortization of those investments. Fourth quarter 2003 EBITDA of $10.4 million was up 10%, compared to the prior year. This 2003 EBITDA includes about $60,000 of non-recurring charges, while the 2002 component includes $600,000 of non-recurring items. Excluding the non-recurring items from both periods, EBITDA was up 4% on revenue, which was down 0.7%.

                Turning to our full-year 2003 performance, for the year ended December 31, 2003, Haights Cross revenue of $162 million was down $1.1 million or 0.7%

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                compared with the prior year. For the year, Sundance/Newbridge reported nearly 5% revenue growth to $44.8 million, including $3.9 million of adoption-type sales from Cobb County, Georgia and Columbus, Ohio that Peter alluded to earlier.

                Triumph Learning achieved revenue growth for the year of 16% to $25.2 million, resulting from strong performances in Mississippi, North Carolina and Pennsylvania. Oakstone revenue for 2003 was up just 0.6% to the prior year. Recorded Books 2003 revenue of $61.1 million was down $4.3 million or 6.6%. The consumer retail channel for Recorded Books was off $5.2 million, due to the strong 2002 sales of the Lord of the Rings Trilogy we mentioned earlier.

                The audio adventures channel for the year was off $2.2 million, resulting from the loss of the large distributor and the slow economy, which we also mentioned relative to the fourth quarter. Recorded Books core library channel, however, reported growth of 8% for the full-year 2003, once again, in the soft library market, reflecting the continued strength of its new title-publishing plan and the high value that our library customers placed on the Recorded Books products. Chelsea House revenue of $12.8 million for the year was down 15%, as their backlist products continue to be soft in a very weak market for traditional library products.

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                Operating income for 2003 of $33.1 million was down $5.3
                million, as compared to $38.4 million for 2002. This reflects EBITDA, which was down $3 million or 5% to the prior year. It also reflects $2.1 million of increased amortization of new product prepublication costs in 2003, reflects $3.1 million of restructuring and other one-time expenses in 2003, primarily related to the consolidation of our warehouse, customer service, fulfillment operations for Sundance/Newbridge, Triumph Learning and Chelsea House, offset in part by a $2.8 million one-time charge in 2002 related to our 2002 equity plan management incentive program.

                EBITDA for the full-year 2003 of $44.4 million, which includes the $3.1 million of restructuring and related charges I noted just a minute ago, was down $3 million compared to the $47.7 million for the same period of 2002, which the period of 2002 reflects the $2.8 million charge for the incentive plan. As we noted in our third quarter earnings call, the decline in 2003 EBITDA reflects some special items. Let me review those.

                2002 EBITDA benefited from the December 2001 subscription shipments at Recorded Books and Oakstone, which slipped in the early 2002 for which there was no counterpart in 2003, totaling EBITDA of approximately $800,000. 2002 EBITDA also includes accounting benefits from bad-debt inventory obsolescence in sales return reversals of $1.5 million, resulting from a strong performance year. 2003 EBITDA reflects overhead absorbed

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                of $600,000, which in 2002 was shared by Oakstone Legal and
                Triumph Software, two businesses which we have exited. These special items account for nearly all of decline in EBITDA from 2002 to 2003.

                Let me review the EBITDA by business segment for you, and this is a disclosure that was not contained in our press release today. I'll just read off the EBITDA by business, including the restructuring charges totaling $3.1 million. Sundance and Newbridge for the full-year 2003 had EBITDA of $14.6 million. Triumph Learning for the full-year 2003 had EBITDA of $7.7 million. Oakstone full-year 2003 EBITDA of $4.7 million; Recorded Books full-year 2003 EBITDA of $18.8 million; Chelsea House full-year EBITDA of $2.9 million, with corporate overhead representing $4.3 million of expense, and that will aggregate to our $44.5 million of EBITDA for the full year.

                Turning to capital expenditures for the full-year 2003, we made investments in new product prepublication costs of $14.1 million in addition to $3 million invested in property and equipment.

                Before I open it up to questions, just a brief comment on 2004. As Peter noted earlier, we expect a relatively flat education market in 2004. In this environment, we anticipate our revenue will be essentially flat, with investments in new sales and marketing initiatives, causing EBITDA to lag

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                our revenue performance somewhat.

                That concludes our formal comments on the financial release. We'll now open it up to questions.

Moderator       Thank you. Our first question comes from Steve Weiss with Bear
                Stearns. Please go ahead.

S. Weiss First, I just want to ask you about the guidance; that overall guidance, does that include any planned acquisition activity? I know you mentioned you had something in the Q last time we spoke.

P. Quandt       That does not, and we do have something in Q and we would
                expect, although, we're not announcing it yet, but we would expect that we would probably close on it by the end of April.

S. Weiss        Okay. So the guidance is pretty much pure organic comparison.

P. Quandt       It is.

S. Weiss Can you just give us any sense of the magnitude of some of these competitive sales initiatives, what you think that will do to EBITDA? I guess, I'm trying to get some quantitative interpretation of your guidance somewhat. Does that

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                kind of mean a single-digit decline?

P. Crecca       On a flat revenue performance, Steve, I guess that is a fair assumption; but to put some color on the initiatives, as we have said in previous calls, we are moving toward an in-house sales team and this is very, very important to remain competitive in this market, and that is the largest component of these investments. It's a real important initiative because achieving large sales as we did this past year in Cobb County and in Columbus, Ohio having a direct employee base sales force is essential, and we're seeing good success there, so that's the nature of the investments. And yes, it will cause EBITDA to be a couple of percentage points off the revenue performance. That's a fair assessment.

S. Weiss        Any sense of how many bodies you're going to be adding?

P. Crecca       I'm not at liberty really to disclose that. I don't really have that quantified, sorry.

S. Weiss Okay. Fair enough. And then just last question on how 2004 progresses, anything we should be thinking about in terms of EBITDA comparisons, as the year goes on that might present plus comps?

P. Crecca       I'm glad you raised that, Steve, probably in your mind, as I noted earlier

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                in the call here, we had revenue resulting from Cobb County,
                Georgia and Columbus, Ohio of $3.9 million, and that represents a contribution to EBITDA of about $2.6 million; that is at Sundance and Newbridge. We would very much like to repeat that performance and, certainly, our sales and marketing teams are efforting to do so. It's not something that we could actually plan on or anticipate until it actually happens.

S. Weiss        That was a third quarter event?

P. Crecca       Largely a third quarter event, not entirely, but largely a third quarter event.

S. Weiss Okay. That's helpful. Can you just give us an update on where your cash balance might stand today?

P. Crecca       Pro forma for our February discount note offering, it's
                approximately $85 million.

S. Weiss        As of now?

P. Crecca       Pro forma December, right, as of now.  Correct.

S. Weiss How much of that would be at the holding company versus the operating company?

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P. Crecca       The proceeds from our discount note offering remains at the holding company for now, and that's approximately $57 million.

S. Weiss Okay. Lastly, any general comments on the acquisition pipeline aside from this one that's in the Q? Anything you're seeing trend wise? Do you still think you can buy things limited to single digits?

P. Quandt       Yes. We're still very optimistic but we can't say anything about that at this time.

Moderator       Our next question is from Todd Morgan with CIBC. Please go ahead.

T. Morgan       A couple of thoughts, just wanted to follow-up on the comment you had made about potential acquisitions and potentially closing one by the end of April, does that mean that you have anything signed or you still sort of--you know, a formal...
                formal letter of intent or is it...?

P. Quandt       I'll tell you what we have. We have a signed agreement where we have the ability to definitely buy this company. It's subject to due diligence, and if we don't like what we see in due diligence, we can get out of the deal with a very small breakup fee.

T. Morgan       Okay. If I look at sort of the 2004 time frame, this year, you spent sort of

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                prepubs cap ex in the range of $14 million, I'm assuming kind of the same kind of number next year or 2004, I should say. How much of that is really discretionary at this point? As you see the world evolving and may want to shrink or grow that number, how much lead time would you need in order to be able to really move that?

P. Crecca       The 2004 investment in new product prepublication costs will be a bit higher than 14, and that's at least the anticipated level.
                On the question of it being discretionary, that's a tough one because we've always looked at our--our product development is the engine behind our growth. While the market is soft, when the market improves in 2005, we certainly don't want to disadvantage ourselves by having cut short on new product development. So discretionary, we don't look at it as discretionary. We look at it as essential to keep the top line growing; and we are really resistant to pullback on developing our new products for fear that it will just spiral into a revenue impact. We're not really excited about doing that, so we don't really look at a lot of it as discretionary or any of it as discretionary.

T. Morgan       Okay. That's helpful. In the Recorded Books segment, you've talked a little bit about the different channels. Could you give us a sense of kind of the size, magnitude of the three different channels that you've mentioned?

P. Crecca       The consumer retail channel, which represents the sales through, again,

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                Barnes & Noble and similar outlets is approximately $6 million, that's for full-year 2003. The audio adventures channel, rentals through travel centers and truck stops, and there's a small rental program, the library, this is approximately $9 million. The library component of the business approaches $40 million, and that's why it's the core business.

T. Morgan       And then lastly, jumping around a little bit, No Child Left
                Behind has gotten to be a little bit more controversial in the press. Could you give us, I guess, two things: number one, how much of an impact that is or might have on your business at least in the next year? I'm assuming that it would be on the sort of on the testing side, as well as some of the reading materials. And secondly, I don't know, Peter, if you have any sort of thoughts about the whole approach that the No Child Left
                Behind really underlies and if that's a good thing or not for education?

P. Quandt       It is very important for our business. It's of tantamount
                importance for Triumph, and when it really kicks-in in the fall of 2005, it will be just a tremendous driver for this business.
                You know as we've said, we've had very good growth in 2003, we expect very good growth in 2004 and 2005, we should have just terrific growth.

                We also see it having a very good influence on Sundance/Newbridge, where we are a leader in nonfiction reading and that helps us. We're seeing it in

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                Chelsea House, where libraries even are wanting to buy products actually tied to the curriculum, so that will have an impact on that business and most of our--all of our products are nonfiction at Chelsea House, so that is good.

    Just before I get to your question whether it's good or not, we've looked at, basically, the candidates and clearly Bush is behind it, but Kerry also, unlike some of the Democrats, he is not saying that he would undo No Child Left Behind. Even though he has complained about the funding, but unlike Howard Dean, he isn't someone who has questioned the basic idea of testing.

    What I believe about testing really is kind of irrelevant. It's somewhat controversial, most people are behind it, myself, I'm a believer in it, but I still think there is a consensus that setting standards for children is a logical thing. I think that's going to continue for a long time into the future.

Moderator       We do have a question from Shannon Ward with AIG. Please go ahead.

S. Ward My question was answered for the most part, but I was wondering if you could go into a little bit more detail on what the $14 million or plus will be spent on in '04. Is there anything you know that is the bulk of that spending, or is that really a huge number of different programs?

P. Crecca       It's spread across all of our businesses and I can give you some rough data points. Sundance and Newbridge, our supplemental educational publisher, we'll invest around approximately $5.5 million in product development prepublication costs in 2004.
                Triumph Learning is, of course, with its No Child Left Behind benefits, we are running that up; we're increasing the

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                investment in product development at Triumph to a bit over $3 million.

                Oakstone has traditionally never been a large investment in the prepublication costs, and that their product is very much periodical in nature, it's a monthly subscription, so there's very little there, it's couple of hundred thousand dollars. Recorded Books will approach $5 million and at Recorded Books, it's the publication of nearly 800 new audio books in a year.

                I'll come back and note, Sundance and Newbridge is across 250 to 300 new titles. Triumph Learning is approaching 200 new titles. So it's a large volume that's driving the investment.

                At Chelsea House, the investment, we've actually pulled it back; it will be a little over $2 million; whereas it was at higher levels in years before. But given the softness in the library market, we're reallocating funds in '04 toward Triumph and a little bit away from Chelsea House.

S. Ward When do you expect those investments to bear fruit? Is that something that takes a year or more?

P. Quandt       What you usually see is that if a product is introduced in the first year, it will, say on an index of 100%, first year sales are something like 40% to 60%; and the second year sale, you start really getting pretty good sales, and it would

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                go up to 100% and then, they slowly fall over time. So, you get something in the first year, but it's really the second year, and that's assuming if it's introduced rather early in the first year.

Moderator       Thank you. We now have a question from Andrew Cohen
                with...Capital Group. Please go ahead.

A. Cohen On the Recorded Book division, it's clear that that division comprises close to 40% of your revenue and 40% of your EBITDA.

P. Crecca       That's correct.

P. Quandt       That's correct.

A. Cohen That said, you claim 8% growth in the library channel. I wonder if you could kind of go over some of the economics of both--this private library channel, where you have about 1,300 members signed up already, as well as maybe some of the economics on the fourth quarter revenue impact of the Modern Scholar Series. Some of that was already shipped in the fourth quarter.

P. Crecca       Let me maybe just comment on a couple of those points, I don't know whether we can comment much on the Modern Scholar specifically. The library channel of Recorded Books is, once again, its largest channel, where it

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                sells product to public and school libraries. A large portion of that product is sold under a continuous order plan, under the continuous order plan typically of new titles or front-list titles. The continuous order plan has more than 1,300 members--

P. Quandt       No. Let me add. I see where he's coming from. What Andrew is talking about, he's talking about sales to consumers, which is the private library. It's very small and it follows a Netflix model. This is a very small program at this time. We're excited about it, for any of you that know about Netflix, we're following that model to consumers, but it's very small at this time.

A. Cohen        Okay.  That goes to consumers the 1,300 members--

P. Quandt       It's interesting, but economically in 2004 will be very small.
                The heart of our business is going to public libraries, and to a less extent, to schools. Those two channels makeup two-thirds of our sales.

A. Cohen In closing then, can you comment on the Modern Scholar Series whether there has been some shipping already?

P. Quandt       Yes. The Modern Scholar is a very interesting concept. We've produced 30 lecture series so far, and I think we've released 15 of them. What we're doing is they're usually 14 lectures long;
                and we're going now to big name colleges

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                with big name professors on big subjects. Today, we're marketing it to libraries and it's being sold on a standing order plan. We also have plans to sell it to consumers; we have a direct mail campaign planned; and with a very large retail publisher, we have an understanding that they will actually market it through their chain. The initial results have been very encouraging, and I've been listening to a lot of the products, and I think it's great.

A. Cohen Just in closing, the growth you're seeing in this library channel, would you say it's at the same margin as historically from an EBITDA basis?

P. Quandt       I think pretty much, yes.

P. Crecca       Yes.

Moderator       Thank you. Will move on to Larry Owen with KBC. Please go ahead.

L. Owen I guess these questions are for Paul. Most of my questions have been answered, but could you provide a breakdown for EBITDA, what's your expected EBITDA in '04 by segment and what are the drivers for that?

P. Crecca       Larry, we're not really prepared to issue that level of
                guidance. We've obviously done so; we're broadly speaking
                Haights Cross as a whole, but not prepared to issue that level of guidance for '04.

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L. Owen         Okay. Going to question two, are there any other seasonal
                factors we should be aware of that could affect cash flow quarter-to-quarter?

P. Crecca       From an operating viewpoint, our business is fairly stable. If you look at our quarters, you'll see that it's pretty tightly contained around 25% being in each quarter, the first quarter is a little smaller than the second. The third, and the fourth, it's smaller than the second and the third, but they're not huge from a revenue perspective, not huge seasonal variances.

                Certainly, the third and fourth quarter from a cash flow perspective is better, given the flow of working capital, a large selling season for Sundance/Newbridge, Chelsea House to a lesser extent. Recorded Books is pretty stable, but Sundance and Newbridge is a big driver where working capital is built in the late first and early second quarter and turns into cash in the third and fourth and that's a big driver there. It's not hugely choppy, like a basil would be.

Moderator       Thank you. We have no further questions, Mr. Quandt. Please go ahead with your closing remarks.

P. Quandt       I just like to thank all of you for attending this conference.
                Thank you.

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